EXHIBIT 21.1

Subsidiaries of Digital River, Inc.

Digital River, Inc., a Minnesota corporation

Digital River E-Business Services, Inc., a Delaware corporation

RegSoft.com, Inc., a Georgia corporation

Digital River UK, Limited, a United Kingdom Corporation